UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 7, 2006

(Date of earliest event reported): April 5, 2006

Silverleaf Resorts, Inc.
(Exact name of registrant as specified in its charter)

Texas
(State or other jurisdiction of incorporation)

1-13003	75-2259890
(Commission File Number)	(IRS Employer Identification Number)

1221 River Bend Drive, Suite 120, Dallas, Texas	75247
(Address of principal executive offices)	(Zip Code)

214-631-1166
(Registrant¡¯s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 5, 2006, Silverleaf Resorts, Inc. (the "Registrant") entered into an Amended, Extended and Restated Employment Agreement ("Amended Agreement") with Robert E. Mead, the Registrant's Chairman and Chief Executive Officer. The Amended Agreement extends the term of Mr. Mead¡¯s existing employment agreement, which was due to expire on December 31, 2006, until December 31, 2008. Under the terms of the Amended Agreement, Mr. Mead will continue to be employed as Registrant¡¯s chief executive officer through 2008 and will continue to receive his current base salary of $750,000 per year. He will continue to receive certain previously established fringe benefits in 2007 and 2008 and may earn a performance-based incentive bonus for 2007 and 2008 if the Registrant's pre-tax net income in 2007 and 2008 equals or exceeds targets set in the Amended Agreement by Registrant¡¯s Compensation Committee. The terms of Mr. Mead¡¯s existing employment benefits for 2006 were not affected by the terms of the Amended Agreement.

Effective April 15, 2006, the Registrant entered into an Amended and Restated Employment Agreement with Sharon K. Brayfield, president of the Registrant. This agreement extends the term of Ms. Brayfield¡¯s existing employment agreement, which was due to expire on April 15, 2006, through April 15, 2008. Ms. Brayfield's existing base salary of $435,000 and other benefits are continued through the extended term of her employment agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: April 7, 2006	SILVERLEAF RESORTS, INC.

	By:	/S/ HARRY J. WHITE, JR.
Name: Harry J. White, Jr.
Title: Chief Financial Officer